SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENVISTA HOLDINGS CORPORATION
(a Delaware corporation)
Envista Holdings Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.The name of the Corporation is Envista Holdings Corporation. The Corporation was originally incorporated under the name DH Dental Holding Corp. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 29, 2018, and it was amended by a Certificate of Amendment to the Certificate of Incorporation, filed with the office of the Secretary of State of the State of Delaware on April 11, 2019, changing the Corporation’s name from DH Dental Holding Corp. to Envista Holdings Corporation. The Corporation filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware, effective as of 12:01 a.m. (Eastern Time) on September 20, 2019.
2.This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the board of directors and the stockholders of the Corporation.
3.This Second Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
4.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I

NAME

Section 1.01Name. The name of the corporation is Envista Holdings Corporation (the “Corporation”).
ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT
Section 2.01Registered Address. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County,

Delaware 19801. The name of the registered agent of the Corporation is The Corporation Trust Company.
ARTICLE III

CORPORATE PURPOSE
Section 3.01Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE VI

CAPITAL STOCK
Section 4.01Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 515,000,000, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Section 4.02Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:
(a)Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
(b)Voting. Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy for each share on all matters on which such stockholders are entitled to vote. Except as expressly set forth in the applicable Certificate of Designations with respect to any such series of Preferred Stock, the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.
(c)Dividends. The holders of shares of Common Stock shall be entitled to receive ratably such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, subject to any preferential rights of any then outstanding Preferred Stock and any other provisions of this Second Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(d)Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them and subject to any preferential rights of any then outstanding Preferred Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.
(e)No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
Section 4.03Preferred Stock. The Board is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any of the shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, full or limited, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
(a)the designation of the series, which may be by distinguishing number, letter or title;
(b)the number of shares of the series, which number the Board may thereafter increase or decrease, but not below the number of shares thereof then outstanding;
(c)the entitlement to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock;
(d)the redemption rights and price or prices, if any, for shares of the series;
(e)the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(f)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(g)whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(h)restrictions on the issuance of shares of the same series or any other class or series;
(i)the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
(j)any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.
Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE V

BOARD OF DIRECTORS
Section 5.01Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so require.
Section 5.02Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion.
Section 5.03Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Subject to the rights of holders of Preferred Stock, if any, the Board shall consist of not less than three (3) nor greater than fifteen (15) directors, the exact number of which shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board, and subject to the rights of the holders of the Preferred Stock, if any, the exact number may be increased or decreased by such a resolution (but not to less than three (3) nor greater than fifteen (15)).
Section 5.04Terms of Office. Other than those directors, if any, elected by the holders of any series of Preferred Stock, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated as: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Notwithstanding the foregoing, except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, (a) at the 2021 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a three-year term expiring at the 2024 annual meeting of stockholders (until the 2024 annual meeting of stockholders, the “2024 Class Directors”); (b) at the 2022 annual meeting of stockholders, the directors whose terms expire at that meeting (until the 2022 annual meeting of the stockholders, the “2022 Class Directors”) shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders; (c) at the 2023 annual meeting of stockholders, the directors whose terms expire at that meeting (until the 2023 annual meeting of the stockholders, the “2023 Class Directors” and, together with the 2024 Class Directors and 2022 Class Directors, the “Continuing Classified Directors”) shall be elected to hold office for a one-year term expiring at the 2024 annual meeting of stockholders; and (d) at the 2024 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2024 annual meeting of stockholders, the Board will no longer be classified under Section 141(d) of the DGCL. No decrease in the number of directors shall shorten the term of any incumbent director.
Section 5.05Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies on the Board by any reason, including by death, resignation, retirement, disqualification, removal from office, or otherwise, and any newly created directorships resulting from any increase in the authorized number of directors, shall be filled solely by a majority of the directors then in office, in their sole discretion, even though less than a quorum, or by a sole remaining director, in his or her sole discretion, and shall not be filled by the stockholders. A director (a) appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director shall have a term expiring at the corresponding annual meeting of stockholders at which the term of such Continuing Classified Director would have expired, and (b) appointed to fill a newly created directorship resulting from an increase in the authorized number of directors, shall have a term expiring at the next subsequent annual meeting of stockholders, in each of case (a) or (b) subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
Section 5.06Authority. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation, and any Bylaws of the Corporation adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
Section 5.07Advance Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE VI

STOCKHOLDERS
Section 6.01Cumulative Voting. No holder of Common Stock of the Corporation shall be entitled to exercise any right of cumulative voting.
Section 6.02Stockholder Action. Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 6.03Special Meetings. Unless otherwise required by law or the terms of any resolution or resolutions adopted by the Board providing for the issuance of a class or series of the Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called by the Secretary upon a written request delivered to the Secretary by (i) the Board as set forth in the Corporation’s Bylaws, (ii) the Chairman of the Board or (iii) the Chief Executive Officer of the Corporation. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).
ARTICLE VII

LIMITATION ON LIABILITY; INDEMNIFICATION
Section 7.01Limitation on Liability. To the fullest extent permitted by the DGCL, as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability of a director for any breach of the director’s duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit; provided that if the DGCL shall be amended or modified to provide for exculpation for any director in any circumstances where exculpation is prohibited pursuant to any of the preceding clauses (a) through (d), then such directors shall be entitled to exculpation to the maximum extent permitted by such amendment or modification. No amendment to, modification of or repeal of this Section 8.01 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions of such director occurring prior to such amendment, modification or repeal.
Section 7.02Indemnification. The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, manager, officer, employee, trustee or agent of, or in a fiduciary capacity with respect to, another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 8.02.
The right of indemnification provided in this Section 8.02 shall not be exclusive, and shall be in addition to any other right to which any person may otherwise be entitled by law, statue, under the Bylaws of the Corporation, or under any agreement, vote of stockholders or disinterested directors, or otherwise. Any amendment, repeal or modification of this Section 8.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VIII

FORUM SELECTION
Section 8.01Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions. The provisions of this Section 9.01 do not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
ARTICLE IX

AMENDMENT
Section 9.01Certificate of Incorporation. The Corporation shall have the right, from time to time, to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment thereof are conferred subject to such right.
Section 9.02Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval by the majority of the entire Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote thereon, voting as a single class, shall be required to amend, repeal or adopt any provision of the Bylaws of the Corporation.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this 10th day of June, 2021.

ENVISTA HOLDINGS CORPORATION
By:	/s/ Mark Nance
Name: Mark Nance
Title: Senior Vice President, General Counsel & Secretary